Exhibit 99.1

November 8, 2007
Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports third quarter 2007 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the third quarter of 2007. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is a leading provider of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Third Quarter Highlights
     In the face of a very challenging domestic and global capital market credit situation, as further discussed in this release, the Company generated third quarter total revenue of $68.0 million, an increase of $13.1 million or 23.8% over the third quarter of 2006. This increase is directly attributable to an increase in production volumes over the prior year in each of the Company’s capital markets service platforms, including our debt placement, investment sales, structured finance, note sales and note sale advisory services, private equity and discretionary funds business, as well as our loan servicing area. Operating income of $13.6 million for the third quarter of 2007 declined slightly by approximately $0.5 million, or 3.9%, when compared to the third quarter of 2006. EBITDA was $16.8 million, an increase of $1.8 million or 12.1% compared to the same period last year.
     The Company’s net income reported for the third quarter 2007 was $4.0 million compared with net income of $13.2 million for the same period in 2006. The Company’s net income reported for the third quarters 2007 and 2006 is not directly comparable due primarily to the minority interest adjustment, which reflects HFF Holdings, LLC’s (Holdings) ownership interest in the Operating Partnerships as well as the change in income tax structure following the restructuring transactions and initial public offering on January 30, 2007. This quarter’s net income includes an $8.8 million adjustment to the third quarter results to

HFF reports third quarter 2007 financial results

reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships. In 2006, Holdings owned 100% of the Operating Partnerships and, accordingly, there were no adjustments to reflect the impact of minority ownership interests or associated corporate federal income taxes. Net income attributable to Class A common stockholders for the third quarter 2007 was $0.24 per diluted share.
     Income tax expense for the third quarter 2007 was $2.9 million, compared to $6,000 of income tax expense for the third quarter 2006 when there was no similar provision for corporate federal income taxes. This increase is attributable to the change in tax structure following the offering. These corporate tax amounts are reflected in the Company’s consolidated financial statements for the third quarter 2007 and are applicable for the period following the offering on January 30, 2007.
Nine Month Results
     Revenue was $203.4 million for the nine months ended September 30, 2007, an increase of $46.8 million, or 29.9% compared to the same period last year. Operating income was $40.7 million compared to $35.2 million for the same period year-to-date 2006, representing an increase of $5.5 million, or 15.6%. The Company reported net income of $12.3 million (after an adjustment to the year-to-date results of $24.2 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships) for the nine months ended September 30, 2007 compared with net income of $33.2 million for the same period last year (during which time Holdings owned 100% of the Operating Partnerships and, accordingly, there were no adjustments to reflect the impact of minority ownership interests or associated corporate federal income taxes). Net income attributable to Class A common stockholders for the nine months ended September 30, 2007 was $10.4 million, or $0.72 per diluted share.
     EBITDA was $47.7 million for the nine months ended September 30, 2007, an increase $9.8 million or 25.9% compared to the same period last year.
     The financial results presented in this earnings press release reflect the consolidated financial position and results of operations of Holliday GP Corp., HFF, Inc.’s wholly-owned subsidiary and sole general partner of each of the Operating Partnerships (Holliday GP), the Operating Partnerships, and HFF, Inc. for all periods presented. The minority interest relates to the ownership interests of Holdings in the Operating Partnerships following the offering. For a discussion of the adjustments relating to the

HFF reports third quarter 2007 financial results

reorganization transactions and the offering, see Note (1) to the financial statements included in this earnings press release. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.

HFF reports third quarter 2007 financial results

HFF, Inc.
Unaudited Consolidated Operating Results (1)
(dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$68,029	$54,930	$203,360	$156,537

Operating expenses:
Cost of Services	39,166	29,198	116,854	89,340
Operating, administrative and other	14,270	10,962	42,922	29,956
Depreciation and amortization	993	623	2,891	2,039

Total expenses	54,429	40,783	162,667	121,335

Operating income	13,600	14,147	40,693	35,202

Interest and other income (2)	2,170	185	4,086	629
Interest expense	(4)	(1,148)	(404)	(2,377)

Income before income taxes and minority interest	15,766	13,184	44,375	33,454

Income tax expense	2,947	6	7,839	213

Income before minority interest	12,819	13,178	36,536	33,241

Minority interest (3)	8,808	—	24,229	—

Net income	$4,011	$13,178	$12,307	$33,241

Less: net income earned prior to IPO and reorganization	—	(13,178)	(1,893)	(33,241)

Net income available to stockholders	$4,011	$—	$10,414	$—

Earnings per share — basic	$0.24		$0.72
Earnings per share — diluted	$0.24		$0.72
Weighted average shares outstanding — basic	16,456,110		14,467,032
Weighted average shares outstanding — diluted	16,456,110		14,467,032

EBITDA	$16,763	$14,955	$47,670	$37,870

HFF reports third quarter 2007 financial results

Production Volume and Loan Servicing Summary
     The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Third Quarter Production Volume Highlights
     Despite the continued domestic and global re-pricing of debt and equity risk, the credit and liquidity issues in the commercial real estate debt capital markets, and the lack of investor confidence especially in the fixed income debt sector, the Company’s production volume for the third quarter 2007 totaled $11.9 billion on 300 transactions, compared to third quarter 2006 production volumes of $7.3 billion on 309 transactions. This represents a 63.8% increase in production volume and a slight decrease of 2.9% in the number of transactions, due to the fact that the Company consummated 9 fewer transactions in the third quarter 2007 than it did in the third quarter of 2006. The average transaction size for the third quarter 2007 was approximately $39.7 million, or 68.8% higher than the comparable figure in the third quarter 2006. As was the case in the first and second quarters, it should be noted that a portion of the 63.8% increase in production volume was achieved due to a large investment sales portfolio transaction, which closed during the quarter. If this portfolio transaction was excluded, our production volume would have increased by 28.2% and our average transaction size for the quarter would have been approximately $31.5 million, or approximately 34% higher than the third quarter 2006 average transaction size.
•	Debt Placement production volume was more than $5.6 billion in the third quarter of 2007, posting a 15.2% increase over third quarter 2006 volume of nearly $4.9 billion.
•	Investment Sales production volume was approximately $5.5 billion in the third quarter of 2007, representing a 153.3% increase over third quarter 2006 volume of nearly $2.2 billion.
•	Structured Finance production volume was approximately $537.2 million in the third quarter of 2007, increasing 169.4% over the third quarter 2006 volume of approximately $199.4 million.
•	Note Sales and Note Sale Advisory Services production volume exceeded $204.6 million for the third quarter 2007 after reporting no production volume during third quarter 2006.
•
The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue at the end of the third quarter 2007 is $2.2 billion compared to $1.3 billion in the third quarter of 2006, representing a 68.4% increase.

HFF reports third quarter 2007 financial results

The principal balance of HFF’s Loan Servicing portfolio increased approximately 32.7% from approximately $16.4 billion at the end of the third quarter 2006 to approximately $21.8 billion at the end of the third quarter 2007.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended September 30,
By Platform	2007		2006
	Production	# of	Production	# of
	Volume	Transactions	Volume	Transactions

Debt Placement	$5,624,044	217	$4,880,190	251

Investment Sales	5,542,309	64	2,188,255	44
Structured Finance	537,246	18	199,429	14
Note Sales & Note Sale Advisory	204,629	1	—	—

Total Transaction Volume	$11,908,228	300	$7,267,874	309

Average Transaction Size	$39,694		$23,521

Private Equity Discretionary Funds	$2,215,500		$1,315,500
Loan Servicing Portfolio Balance	$21,763,542	1,949	$16,399,389	1,729
Nine Month Production Volume
     Production volume for the nine months ended September 30, 2007 totaled more than $36.3 billion on 980 transactions, which represents a 57.9% increase in dollar volume and a 7.8% increase in the number of transactions when compared to third quarter 2006 production of approximately $23.0 billion on 909 transactions and exceeds the full year 2006 production volume, which was $35.4 billion. The average transaction size for the nine months ended September 30, 2007 was $37.1 million, approximately 46.5% higher than the comparable figure in the first nine months of 2006. It should be noted that a portion of the 57.9% increase in production volume was achieved due to four large investment sales portfolio transactions which closed during the nine months ended September 30, 2007. If these large portfolio transactions were excluded, our production volume would have increased by 25.7% and our average transaction size for the nine months ended September 30, 2007 would have been approximately $29.6 million, or approximately 17.1% higher than the average transaction size for the comparable period in 2006.

HFF reports third quarter 2007 financial results

Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Nine Months Ended September 30,
By Platform	2007		2006
	Production	# of	Production	# of
	Volume	Transactions	Volume	Transactions
Debt Placement	$18,997,524	737	$14,423,136	705
Investment Sales	15,430,895	166	6,454,221	137
Structured Finance (4)	1,351,804	69	2,120,357	67
Note Sales & Note Sale Advisory	541,549	8	—	—

Total Transaction Volume	$36,321,772	980	$22,997,714	909

Average Transaction Size	$37,063		$25,300

Private Equity Discretionary Funds	$2,215,500		$1,315,500
Loan Servicing Portfolio Balance	$21,763,541	1,949	$16,399,389	1,729
Business Expansion Highlights
     HFF continued to expand during third quarter 2007 through the addition of 16 new positions, including 9 production support personnel and 3 transaction professionals.
     “We are very pleased with the outstanding performance achieved during the nine month period and the third quarter in the face of the continued volatility in the domestic and global capital markets as well as the shaken confidence of the fixed income investors that continues to unfold in all credit markets. We continue to capitalize on the healthy and positive fundamentals in the commercial real estate markets, as well as the strength of our relationships with existing clients and our expanding relationships with new clients, each of whom rely on us to help them navigate these current volatile and challenging capital markets. Due to the performance of each of our capital markets services platforms, our year to date production volume is up approximately 58% over the same period of 2006. We were also able to continue to grow our servicing portfolio during the past 12 months by adding approximately $5.4 billion in net new loans to our portfolio with over $3.7 billion coming in the nine months ended September 30, 2007,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer. “We would like to again thank our clients who have continued to show their confidence in our ability to perform value-add services for their commercial real estate and capital markets needs, especially in these ever challenging times in the capital markets. We would like to also thank each of our associates who have demonstrated their ability to quickly adapt to this constantly shifting capital market environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients during these challenging times,” added Mr. Pelusi.

HFF reports third quarter 2007 financial results

Non-GAAP Financial Measures
     This earnings press release contains a Non-GAAP measure, EBITDA, which as calculated by the Company which is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with Net Income, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss third quarter 2007 financial results on Friday, November 9th, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-356-4441 in the U.S and 617-597-5396 for international callers approximately 10 minutes prior to the start of the call and enter participant code 67997886. A replay will become available after 10:30 a.m. Eastern Time on November 9th and will continue through December 9, 2007, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 54628948.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Friday, November 9th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.
About HFF, Inc.
     Through its subsidiaries Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, note sales and note sale advisory services and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s

HFF reports third quarter 2007 financial results

actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) competitive pressures; (5) risks related to our organizational structure; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2007 financial results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Cash, cash equivalents and restricted cash	$60,044	$5,785
Accounts receivable, receivable from affiliate and prepaids	4,003	10,044
Mortgage notes receivable	67,750	125,700
Property, plant and equipment, net	7,138	5,040
Deferred tax asset, net (5)	132,584	—
Intangible assets, net (2)	8,427	7,005
Other noncurrent assets	634	728

	$280,580	$154,302

LIABILITIES AND STOCKHOLDERS/PARTNERS EQUITY/(DEFICIENCY)
Warehouse line of credit	$67,750	$125,700

Accrued compensation, accounts payable, payable to affiliate and other current liabilities	35,846	13,854
Long-term debt (includes current portion) (6)	134	56,484
Deferred rent credit and other liabilities	4,839	2,582
Payable to minority interest holder under tax receivable agreement (5)	116,709	—

Total liabilities	225,278	198,620
Minority interest (3)	19,660	—

Class A Common Stock, par value $0.01 per share, 175,000,000 and 1,000 shares authorized, 16,445,000 and 1 share(s) issued and outstanding, respectively	164	—

Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	25,064	—
Partners deficiency	—	(44,318)
Retained earnings	10,414	—

Total stockholders/partners equity/(deficiency)	35,642	(44,318)

	$280,580	$154,302

HFF reports third quarter 2007 financial results

Notes
(1) The Company’s consolidated operating results and balance sheets for all periods presented herein give effect to the reorganization transactions made in connection with its initial public offering. In connection with the initial public offering consummated on January 30, 2007, the purchase of shares of Holliday GP and partnership units in each of the Operating Partnerships are treated as a reorganization of entities under common control for financial reporting purposes. Accordingly, the net assets of Holdings purchased by the Company are reported in the consolidated financial statements of HFF, Inc. at Holdings’ historical cost. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.
(2) Effective January 1, 2007, the Company adopted the provisions of the Statement of Financial Accounting Standards Board (SFAS) No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140, or SFAS 156. Under SFAS 156, the standard requires an entity to recognize a servicing asset or servicing liability at fair value each time it undertakes an obligation to service a financial asset by entering into a servicing contract, regardless of whether explicit consideration is exchanged. The statement also permits a company to choose to either subsequently measure servicing rights at fair value and to report changes in fair value in earnings, or to retain the amortization method whereby servicing rights are recorded at the lower of cost or fair value and are amortized over their expected life, including servicing contracts with no recorded value. The Company retained the amortization method upon adoption of SFAS 156, but began recognizing the fair value of servicing contracts involving no consideration assumed after January 1, 2007. Prior to the adoption of FAS 156, the Company capitalized servicing rights on loans it originated and sold to FHMLC (Freddie Mac) where the servicing was retained by the Company following the sale of the loan to Freddie Mac. The Company continues to capitalize servicing rights on the Freddie Mac loans subsequent to its adoption of FAS 156. As such, the fair value of all servicing rights recognized by the Company resulted in the Company recording intangible assets and a corresponding amount to income upon the initial recognition of the servicing rights of $1.4 million and $2.7 million for the three month and nine month periods ending September 30, 2007, respectively, and $33,000 and $0.3 million for the three month and nine

HFF reports third quarter 2007 financial results

month periods ending September 30, 2006, respectively. These income amounts are recorded in “Interest and other income” in the Consolidated Income Statement.
(3) The minority interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the offering. As the sole stockholder of Holliday GP, the sole general partner of the Operating Partnerships, the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships and the ownership interest of Holdings in the Operating Partnerships is reflected as a minority interest in HFF, Inc’s consolidated financial statements. The minority interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. In connection with the restructuring transactions, the initial public offering on January 30, 2007, and the underwriters’ exercise of their option to purchase an additional 2,145,000 shares of Class A common stock on February 22, 2007, the first quarter 2007 is segregated into three distinct periods representing different ownership interests in the Operating Partnerships by HFF, Inc. and Holdings during each of these three periods. As such, we have presented supplemental Consolidated Operating Results for each of the three periods in the first quarter 2007 to facilitate a comparison of the Company’s results prior and subsequent to the offering and exercise of the underwriters’ option to purchase additional shares.
The table below sets forth the minority interest reported on the Company’s Consolidated Operating Results for the three and nine months ended September 30, 2007

HFF reports third quarter 2007 financial results

Minority Interest Calculation
(dollars in thousands)

	Period	Period	Period	Three months	Three months	Three months	Nine months
	1/1/07	1/31/07	2/22/07	ended	ended	ended	ended
	through	through	through	March	June	September	September
	1/30/07	2/21/07	3/31/07	31, 2007	30, 2007	30, 2007	30, 2007

Net income from operating partnerships	$1,922	$1,683	$5,206	$8,811	$20,814	$15,925	$45,550

Minority interest ownership percentage		61.14%	55.31%		55.31%	55.31%

Minority interest		$1,029	$2,879	$3,908	$11,513	$8,808	$24,229

(4) The previously reported first quarter unaudited 2007 production volume for Structured Finance was overstated by $125 million.
(5) The deferred tax asset on HFF, Inc.’s Consolidated Balance Sheet represents the net of deferred tax assets and deferred tax liabilities. Included within this account is a deferred tax asset representing the future tax benefits associated with HFF, Inc.’s tax basis step-up from its Section 754 election of the Internal Revenue Code. The increase in tax basis, and the election under Section 754 of the Internal Revenue Code, allow the Company to reduce the amount of future tax payments to the extent that it has future taxable income. As a result of the initial increase in tax basis of $137.3 million, the Company is currently entitled to future tax benefits of $132.7 million and has recorded this amount as a deferred tax asset on its Consolidated Balance Sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings, on an after-tax basis, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of these increases in tax basis and as a result of certain other tax benefits arising from entering into the tax receivable agreement and making payments under that agreement.
The Company has estimated that the payments that will be made to Holdings will be $116.7 million and has recorded this obligation to Holdings as a liability on the Consolidated Balance Sheets. The Company has recorded the $20.6 million difference between the initial $137.3 million benefit and the initial $116.7 million liability to Holdings as an increase in Stockholders’ Equity.

HFF reports third quarter 2007 financial results

(6) Holdings used a portion of the proceeds it received in connection with the initial public offering to repay all outstanding borrowings under HFF, LP’s credit agreement.
EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the minority interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and you should not consider this in isolation, or as a substitute for analysis of our results as reported under GAAP. The Company finds it as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets, and minority interest. Note that the Company classifies the interest on the warehouse line of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. However, some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports third quarter 2007 financial results

     Set forth below is an unaudited reconciliation of consolidated net income to EBITDA for HFF, Inc. for the three months and nine months ending September 30:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$4,011	$13,178	$12,307	$33,241
Add:
Interest expense	4	1,148	404	2,377

Income tax expense	2,947	6	7,839	213

Depreciation and amortization	993	623	2,891	2,039

Minority interest	8,808	—	24,229	—

EBITDA	$16,763	$14,955	$47,670	$37,870

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